EXHIBIT 99.1

Contact: Tom Frank, CFO
(484) 947-2000

For Immediate Release

Nobel Learning Communities, Inc. Announces Fiscal Year Results

West Chester, PA, September 8, 2004 - Nobel Learning Communities, Inc, (NASDAQ: NLCI), a for-profit provider of education and school management services for the pre-elementary through 12th grade market, today reported financial results for the fiscal year ended July 3, 2004. These results include improved school operating profit, increased cash flow from operations and a narrower loss, which contains significant asset write-downs and impairments.

Operating profit for the fiscal year increased by $1,551,000 to $19,929,000 with improved school operating margins. The Company’s fiscal year loss decreased by $5,453,000, to a loss of $6,081,000 compared to a loss of $11,534,000 in fiscal year 2003. Loss per share decreased to $1.01 from a loss per share of $1.83 per share in fiscal year 2003. Revenues from continuing operations for fiscal year 2004 were $155,158,000, an increase of 5.8% over the $146,685,000 reported a year earlier.

The Company previously announced that it had changed its fiscal year from June 30 to the Saturday closest to June 30. As a result of this change in fiscal year end, the Company’s fiscal periods now always end on a Saturday and the Company moved to a 52-53 week reporting convention. This means that one out of every seven years will have 53 weeks, while the other six years will have 52 weeks. The fiscal year ending July 3, 2004 contained 53 weeks.

Results for fiscal year 2004 include:

•	An increase in school operating margins, to 12.8% from 12.5% a year earlier;

•	Cash flow from operating activities of $11,005,000, an increase of $3,198,000 over fiscal year 2003;

•	A reduction in debt of $10,129,000, from $35,465,000 to $25,336,000;

•	A goodwill impairment charge of $2,273,000 (pre-tax);

•	Asset impairment charges of $1,095,000 (pre-tax) on eight schools that the Company intends to continue to operate, but the projected cash flows of which are insufficient to cover the value of the assets carried for those schools. These charges are the result of a real estate portfolio review completed during the fourth quarter of fiscal year 2004;

•	An interest expense charge of $720,000 (pre-tax) relating to the re-financing of the Company’s former senior secured bank debt and subordinated debt;

•	A general and administrative expense charge of $1,500,000 (pre-tax) for future consulting payments and health insurance benefits required under agreements with two former senior executives;

•	Charges relating to discontinued operations, including a goodwill impairment charge of $1,052,000 (pre-tax) relating to the closure of a school in Florida and various other charges amounting to $5,220,000 (pre-tax) for 15 closed schools. Eight of these closed schools ceased operations at the end of fiscal year 2004; and

•	The approximate impact of the 53rd week on our performance:

•	$1,934,000 of additional revenue

•	$468,000 increase in school operating income

•	$290,000 increase in net income

George Bernstein, the Company’s President and CEO commented: “We are very positive about the future of Nobel Learning Communities. Fiscal year 2004 has been a transition year for the Company and we believe we are well positioned to focus our attention on improving the performance of our existing schools and assets. During the past year, we strengthened the Company through a number of actions, including:

•	Recruiting a new senior management team with significant multi-site service provider experience. Most of our senior executives, including myself, the CFO, COO, VP Education and VP Human Resources, joined the Company during FY 2004;

•	Strengthening our Board of Directors. In January 2004, we added two independent directors with education industry experience, including a non-executive Chairman of the Board. In addition, earlier this month, we welcomed two more independent directors;

•	Stabilizing and strengthening our capital structure and banking relationships. During fiscal year 2004, we raised approximately $7 million of capital through equity and asset sales, developed a new banking relationship and re-financed our senior and sub debt. These actions, combined with our stronger operating cash flow, helped us reduce the Company’s debt by over $10 million;

•	Implementing a process to evaluate our real estate portfolio and develop real estate strategies for individual schools. During fiscal year 2004, this process resulted in the closure of 8 schools; and

•	Implementing new marketing and sales training programs focused on driving increased enrollment in our schools. We believe we have stabilized our enrollments and that these programs will further help us increase school enrollment and revenues.

We continue to refine our business direction and strategies to focus on being a leading provider of infant through 8th grade private education through curriculum based community schools that support the lifestyle needs of parents and the educational, enrichment and wellness needs of our students. We believe we have the right team, core business model and appropriate investment plan to improve performance and unlock the value inherent in our business.”

Nobel Learning Communities, Inc. operates schools in 13 states consisting of private pre-elementary, elementary, middle schools, specialty high schools and schools and programs for learning challenged children clustered within regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.

Nobel Learning Communities, Inc.

Consolidated Statements of Operations

For the Fiscal Years Ended July 3, 2004 and June 30, 2003

(In thousands except earnings per share data)

	53 Weeks Ending July 3, 2004	For the Year Ended June 30, 2003
Revenues	$155,158	$146,685

School operating profit	19,929	18,378
Goodwill and other asset impairments	3,368	8,715
Transaction related costs	—	1,168
General and administrative	14,256	13,885

Operating income (loss)	2,305	(5,390)
Interest expense	3,632	3,740
Other income and minority interest	(45)	(189)

Loss from continuing operations before income tax (benefit)	(1,282)	(8,941)
Income tax (benefit) expense	34	(2,315)

Loss from continuing operations	(1,316)	(6,626)
Loss from discontinued operations, net of taxes	(4,765)	(4,908)

Net loss	(6,081)	(11,534)
Preferred stock dividends	516	82

Net loss available to common stockholders’	$(6,597)	$(11,616)

Weighted average shares	6,512	6,336

Loss per share:
Loss from continuing operations	$(0.28)	$(1.06)
Discontinued operations	(0.73)	(0.77)

Net loss per share	$(1.01)	$(1.83)

Selected Balance Sheet data:	As of July 3, 2004	As of June 30, 2003
Cash and cash equivalents	$2,716	$4,722
Property and equipment, net (Including assets held for sale)	29,162	35,958
Goodwill	36,639	39,965
Total debt	25,336	35,465
Stockholders’ equity	$34,274	$37,075

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